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                     November 3, 2023

       David Schwarzbach
       Chie Financial Officer
       Yelp Inc.
       350 Mission Street, 10th Floor
       San Francisco, CA 94105

                                                        Re: Yelp Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed February 24,
2023
                                                            File No. 001-35444

       Dear David Schwarzbach:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services